Exhibit 10.9

EMPLOYMENT AGREEMENT

This Employment Agreement (“Agreement”) is made and entered into as of December 17, 2007, by and between NovaStar Financial, Inc. (the “Company”) and Todd M. Phillips (the “Employee”).

1. EMPLOYMENT BY THE COMPANY

1.1 Employment. The Company hereby employs Employee, and Employee hereby accepts employment with the Company, upon the terms and conditions set forth in this Agreement.

1.2 Duties. Employee initially shall be employed by the Company in the position of Vice President - Controller. Employee shall perform for and on behalf of the Company such duties as the chief executive officer or Board of Directors of the Company shall assign from time to time, and shall perform such duties in accordance with the Company’s policies and practices, including, but not limited to, its employment policies and practices.

1.3 Efforts. Employee hereby agrees that he will devote all of his working time and attention and give his diligent effort and skill exclusively to the business and interests of Company, and that he will perform such services as may from time to time be assigned to Employee, and shall do his utmost to further enhance and develop the best interests and welfare of the Company in all respects. Employee agrees that he will give full attention and fully comply with the rules and procedures as may from time to time be promulgated by Company in its sole discretion.

1.4 Conflicts. Employee shall not, without prior written consent of the Company, at any time during his employment with the Company: (a) accept employment with, or render services of a business, professional or commercial nature to any person other than the Company; (b) engage in, own or provide financial or other assistance to any person, venture or activity which the Company may in good faith consider to be competitive with or adverse to the Company, whether directly or indirectly, alone or with any other person as a principle, agent, shareholder, participant, partner, promoter, director, officer, manager, employee, consultant, sales representative or otherwise; or (c) engage in any venture or activity that the Company may in good faith consider to interfere with Employee’s performance of his duties.

1.5 Authority. Employee represents that he has not entered into any agreement that is effective at the time of the execution of this Agreement which would prevent Employee from performing his duties to the Company. Employee is not authorized by the Company to take, use, disclose or otherwise misappropriate any confidential, business proprietary, trade secret and/or other any other business information from any of Employee’s former employers to perform his job duties with the Company, and Employee hereby covenants and agrees that Employee shall not use or disclose any such information to the Company in performing his job duties for the Company or otherwise.

2. COMPENSATION

2.1 Base Salary. The Company agrees to pay Employee an annual base salary (“Base Salary”) of $145,000.00, payable in accordance with the Company’s regular payroll schedule and subject to applicable deductions and withholdings. The Company may increase or decrease Employee’s Base Salary at any time in its sole discretion, subject to the rights of Employee under Section 5 of this Agreement.

2.2 2007 Performance Bonus. Employee shall be paid a Performance Bonus of $68,400 on the first regularly scheduled pay day in 2008. The foregoing is hereby deemed to be fully earned and shall not be subject to modification by the Company without the written consent of Employee.

2.3 Future Performance Bonuses. Employee shall be eligible to receive incentive compensation (“Incentive Pay”) based upon goals established by the Company from time to time. The Incentive Pay target is 50% of Base Salary, with a maximum of 100%. The Company may prospectively increase or decrease Employee’s Incentive Pay and any Incentive Pay target amount thereof, and may prospectively modify any Incentive Pay program or structure, at any time in its sole discretion, subject to the rights of Employee under Section 5 of this Agreement; provided, however, that the Company shall not have the right to decrease or alter the terms of any Incentive Pay to the extent the amount or terms thereof are set forth in a written agreement between Employee and the Company, other than modifications made in accordance with the terms of such agreement. Incentive Pay for any calendar year or portion thereof shall be deemed earned only at the end of such calendar year, except to the extent otherwise provided in this Agreement or any other written agreement between Employee and the Company. Should Employee no longer be employed by the Company on the date on which any Incentive Pay is deemed pursuant to the foregoing to be earned, Employee shall not be eligible or entitled to such Incentive Pay or to any pro-rata portion thereof, except to the extent otherwise provided in this Agreement or any other written agreement between Employee and the Company.

2.4 Benefits. Employee shall be entitled to participate in any employee benefits plans, perquisites and fringe benefits that the Company extends generally from time to time to employees of the Company at the level of Employee. Separate written descriptions of available benefits will be provided or made available from time to time, and the Company reserves, in its sole and absolute discretion, the right to modify these benefits in whole or in part at any time.

2.5 Vacation. Employee shall be entitled to 3 weeks of paid vacation per calendar year, with such vacation to be accrued and taken in accordance with the Company’s standard vacation policies.

2.6 Business Expenses. The Company shall reimburse Employee for any and all necessary, customary and usual expenses, properly receipted in accordance with the Company’s policies and procedures, incurred by Employee on behalf of the Company.

2.7 Equity Awards. Equity or equity-based compensation awards including, without limitation, stock options and/or restricted stock (“Equity Awards”) may be offered to certain employees of the Company from time to time, at the sole discretion of the Company. Such Equity Awards, if any, shall be governed solely by one or more separate agreements and the provisions of any plan governing such awards.

3. AT WILL EMPLOYMENT

Employee and the Company acknowledge that there is no agreement, express or implied, between them for any specified term or period of employment, nor for continuing or long-term employment. The employment relationship between Employee and the Company is completely and, in all respects, at-will. Each of Employee and the Company has the separate and absolute right to terminate the employment relationship, at any time, with or without cause, for any reason or no reason and no reason need be given. The fact that other sections of this Agreement provide differential post-termination benefits to Employee on the basis of whether Employee is terminated with Cause or without Cause, as defined below, and the fact that the other rights and obligations set forth in this Agreement remain in effect for a specified period of time, do not undermine the at-will nature of the employment relationship. This is the entire agreement between Employee and the Company regarding the matters set forth in this paragraph.

4. TERMINATION OF EMPLOYMENT BY THE COMPANY

4.1 Termination For Cause. Employee’s employment may be terminated by the Company for Cause at any time. For purposes of this Agreement, “Cause” shall mean the existence of or a good faith belief by the Company in the existence of facts which constitute a basis for termination of Employee’s employment in view of relevant factors and circumstances, which may include, but are not limited to, Employee’s duties, responsibilities, conduct on the job or otherwise, job performance, and employment record. Acts or omissions that constitute Cause include, but are not limited to:

(a) Breach of any of the terms of this Agreement;

(b) Failure to perform material duties in accordance with the standards from time to time established by the Company;

(c) Neglect in performance of or failure to attend to the performance of material duties;

(d) Insubordination or willful breach of policies and procedures of the Company;

(e) Breach of fiduciary duties; or

(f) Conduct that the Company determines in good faith may impair or tend to impair the integrity of the Company, including but not limited to commission of a felony, theft, misappropriation, embezzlement, dishonesty, or criminal misconduct.

4.2 Termination For Death or Disability. Employee’s employment shall be terminated by the Company upon the death of Employee, and may be terminated by the Company upon the disability of Employee, consistent with any rights or obligations of the Company and the Employee under the Americans with Disabilities Act, or any other applicable constitutional provision or statute. Termination for death or disability is separate and distinct from termination with Cause or Good Reason and from termination without Cause or Good Reason, and will give rise only to the rights and obligations expressly provided in Section 6.3 hereof.

4.3 Termination Without Cause. Employee’s employment may be terminated by the Company without Cause at any time and at its sole discretion.

5. TERMINATION OF EMPLOYMENT BY EMPLOYEE

5.1 Termination for Good Reason. Employee’s employment may be terminated by Employee at any time for Good Reason. For purposes of this Agreement, “Good Reason” shall mean the occurrence, without the Employee’s consent, of any one or more of the following events:

(a) Except in connection with the Company’s termination of Employee’s employment for Cause pursuant to Section 4.1 or as a result of Employee’s death or disability: (i) a material reduction in Employee’s Base Salary or Incentive Pay target; or (ii) a decrease in the responsibilities of Employee to a level that, on the whole, is materially inconsistent with the position for which Employee is then employed by the Company; or

(b) The Company requires that Employee relocate more than fifty (50) miles from the location at which Employee is employed by the Company on the date hereof, and the Employee objects to such relocation in writing prior to Employee’s actual relocation.

(c) The Company’s material breach of any of the provisions of this Agreement or of any other agreement between the Company and Employee concerning Incentive Pay or Equity Awards.Error! No bookmark name given.

5.2 Notice and Cure. Notwithstanding the foregoing, a termination of employment by Employee shall not be considered as having occurred for Good Reason unless Employee provides written notice of his objection to the event constituting Good Reason within thirty (30) days following the occurrence thereof, specifying that Employee believes such event to constitute Good Reason, and the Company has been afforded a period of at least thirty (30) days following delivery of such notice to remedy the event constituting Good Reason and has not done so.

5.3 Termination Without Good Reason. Employee’s employment may be terminated by Employee without Good Reason at any time.

6. TREATMENT OF COMPENSATION AND BENEFITS UPON TERMINATION

6.1 For Cause or Without Good Reason. If Employee is terminated by the Company for Cause or if Employee terminates his employment without Good Reason:

(a) Employee shall not be entitled to any continuation of Base Salary, other than Base Salary accrued but unpaid at the date of termination of Employee’s employment;

(b) Employee shall not be entitled to Incentive Pay not earned prior to the date of termination of Employee’s employment;

(c) Employee shall be entitled to receive reimbursement for business expenses incurred prior to the date of termination of Employee’s employment to the extent provided in Section 2.5 hereof;

(d) Employee shall not be entitled to continue to receive any benefits from the Company after the date of termination of Employee’s employment, except as otherwise required by the applicable benefit plan or applicable law.

6.2 Other than for Cause; for Good Reason. If Employee’s employment is terminated by the Company other than for Cause, or by the Employee for Good Reason:

(a) Employee shall receive compensation at the same rate as Employee’s Base Salary in effect on the date of termination of Employee’s employment, for the period commencing on the date of termination and continuing until the date that is nine (9) months following the date of termination of Employee’s employment, pursuant to a “Consultancy Agreement” between Employee and the Company, the terms and conditions of which are outlined in Section 8.4 of this Agreement;

(b) Employee shall be entitled to payment, within ten (10) days following termination, of (i) all Incentive Pay fully earned prior to or upon the date of termination of Employee’s employment (including, without limitation, the full amount of the 2007 Performance Bonus); and (ii) to the extent and only to the extent determined by the Company in its sole and absolute discretion, or required by any other written agreement between Employee and the Company, Incentive Pay not otherwise fully earned prior to the date of termination of Employee’s employment;

(c) Employee shall be entitled to receive reimbursement for business expenses incurred prior to the date of termination of Employee’s employment to the extent provided in Section 2.5 hereof;

(d) Employee shall not be entitled to continue to receive any benefits from the Company after the date of termination of Employee’s employment, except as otherwise required by the applicable benefit plan or applicable law.

6.3 For Death or Disability. If Employee’s employment is terminated by reason of the death or disability of Employee:

(a) Employee shall not be entitled to any continuation of Base Salary, other than Base Salary accrued but unpaid at the date of termination of Employee’s employment;

(b) Employee shall be entitled to payment, within ten (10) days following termination, of (i) all Incentive Pay fully earned prior to or upon the date of termination of Employee’s employment; and (ii) to the extent and only to the extent determined by the Company in its sole and absolute discretion, or required by any other written agreement between Employee and the Company, Incentive Pay not otherwise fully earned prior to the date of termination of Employee’s employment;

(c) Employee shall be entitled to receive reimbursement for business expenses incurred prior to the date of termination of Employee’s employment to the extent provided in Section 2.5 hereof;

(d) Employee shall not be entitled to continue to receive any benefits from the Company after the date of termination of Employee’s employment, except as otherwise required by the applicable benefit plan or applicable law.

6.4 After Change in Control by Company Other than for Cause or by Employee for Good Reason. If Employee’s employment shall be terminated after a Change in Control, as defined in Section 6.5, (a) by Company other than for Cause, or (b) by Employee for Good Reason, Employee shall be entitled to the following additional benefits, in addition to those otherwise provided for in this Agreement (including, without limitation, Section 6.2 hereof):

(a) Employee shall be paid an amount (the “Severance Amount”) equal to one (1) times the Employee’s combined current year Base Salary and actual Incentive Pay for the preceding fiscal year; provided, however, the Severance Amount shall not be less than Two Hundred Thousand Dollars ($200,000.00). The Severance Amount shall be paid in a single lump sum within ten (10) days following termination of Employee’s employment by the Company other than for Cause or by Employee for Good Reason.

(b) Vesting for Equity Awards will accelerate to the date of termination. In other words, Employee shall immediately be vested with all Equity Awards awarded by Company which have not been exercised prior to the termination date. The provisions of the agreements and/or plans governing the stock options and restricted stock will otherwise be controlling.

6.5 Change in Control. A “Change in Control” shall be deemed to have occurred if the conditions set forth in any one of the following paragraphs shall have been satisfied.

(a) Any “person” as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934 (the “Exchange Act”) (other than Company; any trustee or other fiduciary holding securities under an executive benefit plan of Company; or any company owned, directly or indirectly, by the stockholders of Company in substantially the same proportions as their ownership of the stock of Company), is or becomes the “beneficial owner” (as defined by Rule 13d-3 under the Exchange Act), directly or indirectly, of the securities of Company (not including any securities acquired directly from Company or from a transferor in a transaction expressly approved or consented to by the Board of Directors) representing more than 25% of the combined voting power of Company’s then outstanding securities; or

(b) During any period of two consecutive years (not including any period prior to the execution of the Agreement), individuals who at the beginning of such period constitute the Board of Directors and any new director (other than a director designated by a person who has entered into an agreement with Company to effect a transaction described in clause (a), (c) or (d) of this section), (i) whose election by the Board of Directors or nomination for election by Company’s stockholders was approved by a vote of at least two-thirds (2/3) of the directors then still in office who either were directors at the beginning of the period or whose election or nomination for election was previously so approved or (ii) whose election is to replace a person who ceases to be a director due to death, disability or age, cease for any reason to constitute a majority thereof; or

(c) The stockholders of Company approve a merger or consolidation of Company with another corporation, other than (i) a merger or consolidation which would result in the voting securities of Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity), in combination with the ownership of any trustee or other fiduciary holding securities under an executive benefit plan of Company, at least 75% of the combined voting power of the voting securities of Company or such surviving entity outstanding immediately after such merger or consolidation, or (ii) a merger or consolidation effected to implement a recapitalization of Company (or similar transaction) in which no person acquires more than 50% of the combined voting power of Company’s then outstanding securities; or

(d) The stockholders of Company approve a plan of complete liquidation of Company or an agreement for the sale or disposition by Company of all or substantially all Company’s assets.

7. NON-COMPETITION

7.1 During Employment. Employee agrees that, during his employment by the Company, he will not engage directly or indirectly, at any location within the United States, in any business of the same or similar nature to the business of the Company or of any Affiliate thereof or to any business in which the Company or any Affiliate thereof is engaged in developing, nor will Employee participate directly or indirectly in the ownership or management of any enterprise engaged in such a business within the United States, including ownership or management as defined by the Sarbanes-Oxley Act of 2002. As used in this Agreement, an “Affiliate” of any person or entity means any other person or entity that controls, is controlled by, or is under common control with such first person or entity, with “control” of an entity meaning direct or indirect ownership of fifty percent (50%) or more of the voting power or economic interests of such entity.

8. ADDITIONAL OBLIGATIONS

8.1 Non-Interference. Employee agrees that during the term of his employment with the Company and for a period of one (1) year after termination of employment with the Company for any reason, Employee shall not interfere with the business of the Company or any of its Affiliates.

8.2 Non-Solicitation. Employee agrees that during the term of his employment with the Company and for a period of one (1) year after termination of employment with the Company for any reason, Employee shall not directly or indirectly solicit or encourage any of the employees of the Company or of any Affiliate thereof to leave such employment and/or to work for another company or business, whether or not the solicited employee would commit any breach of his own employment terms by leaving the service of the Company or of such Affiliate.

8.3 Non-Disparagement. Employee agrees that he will not, at any time during the term of his employment with the Company or thereafter, in any way disparage the Company or any of its Affiliates (or any of their respective directors, officers, managers, employees or other representatives), and will not make or solicit any comments, statements, or the like to others that are derogatory or detrimental to the good name or business reputation of the Company or of any Affiliate thereof.

8.4 Consultancy Agreement.

(a) Employee shall enter into, and shall be conclusively deemed to have entered into, a consultancy agreement with Company upon the terms of this Section 8.4 (i) immediately upon termination of Employee’s employment without Cause by the Company or for Good Reason by Employee, or (ii) at the Company’s sole discretion, immediately upon the Company’s request following termination of Employee’s employment with Cause by the Company or without Good Reason by Employee. The term of the consultancy will commence on the date of termination of Employee’s employment and shall continue until the date that is six (6) months following the date of termination of Employee’s employment (the “Consulting Period”). In exchange for Employee’s consulting services, Employee shall receive compensation during the Consulting Period at the same rate as Employee’s Base Salary in effect on the date of termination of Employee’s employment (“Consultancy Pay”), payable in equal monthly installments.

(b) During the Consulting Period, Employee agrees to make himself available to the Company for up to ten (10) hours per week, whether by telephone, e-mail, or in person, on an as-needed basis to consult with respect to matters that were within Employee’s job description during the course of Employee’s employment. Employee agrees to respond promptly, reasonably and cooperatively to the Company’s requests for assistance. Barring special circumstances, the consulting hours shall not be cumulative; accordingly, hours not used within a given week will be waived by the Company, but Employee will receive his full pay under Section 8.4(a). However, the Company reserves the right to require Employee to provide more than ten (10) hours of service per week in the event that special circumstances arise in which Employee’s unique assistance is required by the Company. (Examples of special circumstances include, but are not limited to assistance in litigation or responding to regulatory inquiries). Notwithstanding the foregoing, in the event that Employee accepts employment or other consulting work within the Consulting Period, Employee will be required to spend no more than five (5) hours per week consulting with the Company.

(c) In order to protect the Company’s confidential and trade secret information from use or disclosure to a party other than the Company, and to enable the Company to be able to obtain the benefits of Employee’s consulting obligations hereunder, Employee agrees that during the Consulting Period, Employee (i) will continue to abide by the provisions of paragraphs 8.1, 8.2 and 8.3 above, and (ii) shall not directly or indirectly contact, solicit, divert or take away, or attempt to contact, solicit, divert, or take away, the business or patronage of any of the clients, customers, or accounts, or prospective clients, customers, or accounts of the Company or of any of its Affiliates.

9. CONFIDENTIALITY/TRADE SECRETS

9.1 Confidential Information. For the purpose of this Agreement, “Confidential Information” means any technology, ideas, concepts, design, devices or other information belonging to or relating to the affairs of the Company or any Affiliate thereof, including, but not limited to, (a) all trade secrets, unpublished proprietary or other information with respect to any business conducted or proposed to be conducted by the Company or any Affiliate thereof, (b) any present or proposed services or products, (c) all lending policies and procedures, contracts and agreements with lenders, investors, and other clients, and information regarding lenders, investors, loan applicants, and borrowers, (d) the manner in which business is conducted, sales techniques, and methods of data processing, and (e) budgets, forecasts, and financial information; provided, however, that Confidential Information shall not include any information that has entered or enters the public domain through no fault of Employee.

9.2 Value and Secrecy. Employee acknowledges and agrees that the Confidential Information has independent actual or potential economic value from not being generally known to the public or to other persons who can obtain economic value from its disclosure or use, is not readily available or independently ascertainable through any source other than Company and its Affiliates, and is subject to reasonable efforts to maintain its secrecy.

9.3 Ownership. Employee understands and agrees that any and all Confidential Information produced or used by Employee during the period of employment belongs to the Company and its Affiliates and not to Employee.

9.4 Restrictions on Use and Disclosure. In recognition that the business of the Company and that the nature of Employee’s work will require Employee to have access to Confidential Information which, if disclosed in an unauthorized manner, could be highly prejudicial to the Company, its Affiliates, and/or their respective clients:

(a) Employee agrees not to make any use whatsoever, directly or indirectly, at any time, of any Confidential Information, except as required in the course of his employment with or provision of consulting services to the Company.

(b) Employee agrees not to disclose in any manner any Confidential Information, directly or indirectly, during employment with the Company or following termination of employment, except as required in the course of his employment with or provision of consulting services to the Company, or as required by applicable law, judicial or regulatory process, or other governmental authority.

(c) Employee agrees to take, during his employment with the Company and following termination of employment, all precautions reasonably necessary to prevent the unauthorized use, disclosure, or dissemination of Confidential Information then his possession or control.

(d) Upon termination of employment, Employee will immediately turn over to the Company all Confidential Information, including all copies thereof, created or obtained by, or otherwise in the possession of, Employee.

9.5 Other Rights. Employee recognizes and acknowledges that none of the above provisions, nor the Company’s exercise of any rights under this Agreement, shall limit the rights of the Company under applicable statutes and common law rules regarding trade secrets, including, without limitation, the Uniform Trade Secrets Act.

10. MISCELLANEOUS

10.1 Section 409A Requirements. To the extent applicable, this Agreement shall be interpreted, construed and operated in accordance with the Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and the Treasury regulations and other guidance issued thereunder. If on the date of the Employee’s separation from service (as defined in Treasury Regulation §1.409A-1(h)) with the Company the Employee is a specified employee (as defined in Code Section 409A and Treasury Regulation §1.409A-1(i)), then, notwithstanding any other provision of this Agreement, no payment constituting the “deferral of compensation” within the meaning of Treasury Regulation §1.409A-1(b) and after application of the exemptions provided in Treasury Regulation §§1.409A-1(b)(4) and 1.409A-1(b)(9)(iii) shall be made to the Employee at any time during the six (6) month period following the Employee’s separation from service, and any such amounts shall instead be paid in a lump sum on the first payroll payment date following expiration of such six (6) month period. For purposes of conforming this Agreement to Section 409A of the Code, the parties agree that any reference to termination of employment, severance from service or similar terms shall mean a “separation from service” as defined in Treasury Regulation §1.409A-1(h).

10.2 Specific Performance. Employee understands and expressly acknowledges that the provisions of Sections 7, 8 and 9 of this Agreement are material terms of this Agreement. Employee acknowledges that any breach of the provisions of Section 7, 8 or 9 of this Agreement shall result in serious and irreparable injury to the Company for which the Company cannot be adequately compensated by monetary damages alone. Employee agrees, therefore, that, in addition to any other remedies it may have, the Company shall be entitled to enforce the specific performance of this Agreement and to seek both temporary and permanent injunctive relief (to the extent permitted by law).

10.3 Successors and Assigns. The rights and obligations of the Company under this Agreement shall inure to the benefit of and be binding upon the successors and assigns of the Company. Employee cannot assign any right or obligation under this Agreement without the prior written consent of the Company.

10.4 Entire Agreement; Amendment. Except for Incentive Pay and Equity Award agreements and any other agreements referenced herein that have or may be entered into by the Company and Employee, this Agreement constitutes the entire agreement between the parties with respect to the subject matter of this Agreement and supercedes any prior agreement by and between the parties with respect to the subject matter hereof. This Agreement can be modified only by a written instrument executed by Employee and an officer of the Company duly authorized to do so by the Board of Directors of the Company.

10.5 Waiver. Failure to insist upon compliance with any of the terms, covenants or conditions hereof shall not be deemed a waiver of such term, covenant or condition, nor shall any waiver or relinquishment of, or failure to insist upon strict compliance with, any right or power hereunder at any one or more times be deemed a waiver of or relinquishment of such right or power at any other time or times.

10.6 Headings. Section headings in this Agreement are included for convenience of reference only and shall not constitute a part of this Agreement for any purpose.

10.7 Severability. In the event that one or more of the provisions contained herein are held to be invalid by a court of competent jurisdiction, the remainder of the contract will continue in full force and effect.

10.8 Attorney’s Fees. The prevailing party in any action or dispute between the Company and Employee shall be entitled to recover reasonable attorneys’ fees and other costs incurred in that action or proceeding in addition to any other relief to which the prevailing party may be entitled.

10.9 Negotiation. The parties warrant and agree that the terms of this Agreement were the subject of negotiations between them. Employee acknowledges that he has read this Agreement and has had full opportunity to seek independent legal advice before signing it.

10.10 Governing Law; Consent to Jurisdiction. This Agreement and the legal relations thus created between the parties hereto shall be governed by and construed under and in accordance with the laws of the State of Missouri, without regard to conflicts of laws principles. FOR PURPOSES OF DETERMINING ANY CONTROVERSY ARISING UNDER THIS AGREEMENT, EACH OF THE PARTIES HEREBY CONSENTS TO THE NON-EXCLUSIVE JURISDICTION, PERSONAL AND OTHERWISE, OF THE FEDERAL AND STATE COURTS OF THE STATE OF MISSOURI, AND HEREBY WAIVES ANY OBJECTIONS OF ANY NATURE TO VENUE IN SUCH COURTS.

[Signatures on following page.]

IN WITNESS WHEREOF, the parties have executed this Employment Agreement as of the date first written above.

EMPLOYEE:

/s/ Todd M. Phillips
Todd M. Phillips

COMPANY:

NOVASTAR FINANCIAL, INC.

By:	/s/ Rodney E. Schwatken
Rodney Schwatken
Vice President